Exhibit 10.20

[NTELOS HOLDINGS CORP. LETTERHEAD]

[Grant Date]

[Grantee Name]

[Grantee Address]

Dear [Grantee Name]:

Pursuant to the NTELOS Holdings Corp. Amended and Restated Equity Incentive Plan (the “Plan”), the Plan’s administrative committee (the “Committee”) hereby grants to you an Incentive Stock Option (“Option”) to purchase [                    ] shares of Common Stock of NTELOS Holdings Corp., par value $.01, at an Exercise Price of $[            ] per share, which is not less than the Fair Market Value of a share of Common Stock on the date of grant of this Option.

This Award is subject to the applicable terms and conditions of the Plan, which are incorporated herein by reference, and in the event of any contradiction, distinction or difference between this letter and the terms of the Plan, the terms of the Plan will control. All capitalized terms used herein have the meanings set forth herein or in the Plan, as applicable.

Subject to your continued employment with the Company or any of its Subsidiaries until such time, your Award will vest and become exercisable as follows (the “Time Vesting Schedule”):

[25% of Award] shares will vest on [             200__];

An additional [25% of Award] shares will vest on [             200__];

An additional [25% of Award] shares will vest on [             200__]; and

The final [25% of Award] shares will vest on [             200__].

In addition to the Time Vesting Schedule, the following enhanced vesting provisions shall also apply to your Award. In the event that during your employment with the Company or any of its Subsidiaries, a Change in Control, as defined in the Plan, occurs, then your entire Award will fully vest and become exercisable.

To the extent that the aggregate Fair Market Value of Common Stock with respect to which this Option and all other options intended to be Incentive Stock Options (whether granted pursuant to the Plan or any other plan of the Company and its subsidiaries) that are exercisable for the first time by you during any calendar year exceeds $100,000, such Options above the $100,000 limit will be treated as Non-Qualified Options.

Subject to the terms of the Plan and your continued employment through such date, any vested and exercisable portion of the Option will remain available for purchase until the expiration date of [                    ] (the “Expiration Date”). However, notwithstanding the foregoing, upon your Termination Date, the Option shall remain exercisable only in accordance with the terms of the Plan (the “Exercise Period”). Any vested and exercisable portion of your Award that is not so exercised within the applicable Exercise Period shall be forfeited with no further compensation due to you. Additionally, unless otherwise provided by the Committee, any portion of your Award that is not vested or exercisable as of your Termination Date shall be forfeited with no further compensation due to you.

All or part of the exercisable Options may be exercised by you upon (a) your written notice to the Company of exercise and (b) your payment of the Exercise Price in full at the time of exercise in any manner provided for under the terms of the Plan. This Option is nontransferable, other than by will or the laws of descent and distribution. This Option is exercisable during your lifetime only by you.

By accepting this Award, you agree upon grant of your Award to be bound by the following confidentiality and non-solicitation restrictions:

Confidentiality. You understand and acknowledge that during your employment with the Company, you have been and will be making use of, acquiring or adding to the Company’s Confidential Information (as defined below). In order to protect the Confidential Information, you will not, during your employment with the Company or at any time thereafter, in any way utilize any of the Confidential Information except in connection with your employment by the Company. You will not at any time use any Confidential Information for your own benefit or the benefit of any person except the Company. At the end of your employment with the Company, you will surrender and return to the Company any and all Confidential Information in your possession or control, as well as any other Company property that is in your possession or control. The term “Confidential Information” shall mean any information that is confidential and proprietary to the Company, including but not limited to the following general categories: (a) trade secrets; (b) lists and other information about current and prospective customers; (c) plans or strategies for sales, marketing, business development, or system build-out; (d) sales and account records; (e) prices or pricing strategy or information; (f) current and proposed advertising and promotional programs; (g) engineering and technical data; (h) the Company’s methods, systems, techniques, procedures, designs, formulae, inventions and know-how; personnel information; (i) legal advice and strategies; and (j) other information of a similar nature not known or made available to the public or the Company’s competitors. “Confidential Information” shall also include any such information that you may prepare or create during your employment with the Company, as well as such information that has been or may be created or prepared by others. This promise of confidentiality is in addition to any common law or statutory rights of the Company to prevent disclosure of its trade secrets and/or Confidential Information.

Non-Solicitation. While you are employed by the Company and for 1 year after your Termination Date, you will not, directly or indirectly, solicit or encourage any employee of the Company to terminate employment with the Company; hire, or cause to be hired, for any employment by a Competitor, any person who within the preceding 12 month period has been employed by the Company, or assist any other person, firm, or corporation to do any of the foregoing acts. Additionally, while you are employed by the Company and for 1 year after your Termination Date, you will not, directly or indirectly, sell, attempt to sell, provide or attempt to provide, any wireless or wireline telecommunication services, including but not limited to internet services, to any person or entity who was a customer or an actively sought prospective customer of the Company, at any time during the Executive’s employment with the Company.

In the event you breach any of the foregoing confidentiality or non-solicitation restrictions, in addition to any contractual or common law right the Company may have against you, you will waive and forfeit any and all rights to any further benefits under this agreement or under the Plan and you will repay the Company for any benefit you may have already received under this agreement or under the Plan.

The Company may impose any additional conditions or restrictions on the Award or the exercise of the Option as it deems necessary or advisable to ensure that all rights granted under the Plan satisfy the requirements of applicable securities laws. The Company shall not be obligated to issue or deliver any shares if such action violates any provision of any law or regulation of any governmental authority or national securities exchange.

The Committee may amend the terms of this Award to the extent it deems appropriate to carry out the terms of the Plan. The construction and interpretation of any provision of this Award or the Plan shall be final and conclusive when made by the Committee.

Nothing in this letter shall confer on you the right to continue in the service of the Company or any of its Subsidiaries or interfere in any way with the right of the Company or any of its Subsidiaries to terminate your employment at any time, which rights shall be subject to the terms and conditions of any applicable employment agreement or other contractual relationship between you and the Company or any of its Subsidiaries.

Please sign and return a copy of this agreement to [                    ], designating your approval of this letter. This acknowledgement must be returned within thirty (30) days of the date hereof; otherwise, the Award will lapse and become null and void. Your signature will also acknowledge that you have received and reviewed the Plan and that you agree to be bound by the applicable terms of such document.

Very truly yours,

NTELOS HOLDINGS CORP.

By:

ACKNOWLEDGED AND ACCEPTED

Dated:

Enclosures (Copy of Plan)